Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan            (651) 293-2809

ECOLAB DELIVERS STRONG FIRST QUARTER EARNINGS

First quarter reported EPS $0.40, +67%; adjusted EPS $0.41, +24%, exceeding the top of Ecolab’s forecasted range

Adjusted 2010 EPS forecast raised to $2.21 to $2.26

2010 FIRST QUARTER HIGHLIGHTS:

•                  Reported diluted EPS $0.40, +67%

•                  Adjusted EPS $0.41, +24%, excluding special gains and charges and discrete tax items

•                  Reported sales +6% to $1.4 billion; fixed currency sales +2%

•                  Strong sales growth from Kay, Asia Pacific, Canada and Latin America, along with cost savings actions and favorable delivered product costs, drive results

	First Quarter Ended March 31
	(unaudited)
(Millions, except per share)	2010	2009	% Change

Net Sales	$1,432.1	$1,348.2	6%

Operating Income	153.8	97.5	58%

Pretax Income	138.8	81.7	70%

Taxes	43.1	24.0	80%

Net Income Attributable to Ecolab	$95.5	$57.4	66%

Diluted Earnings Per Share	$0.40	$0.24	67%
Diluted Average Shares Outstanding	239.0	238.1	0%

ST. PAUL, Minn., April 27, 2010:  Ecolab Inc. reported strong first quarter earnings as sales improved, led by strong growth from Kay, Asia Pacific, Canada and Latin America, and costs were favorable as a result of savings actions and lower delivered product costs.

Ecolab’s reported net sales rose 6% to $1.4 billion in the first quarter of 2010; measured in fixed currencies, sales rose 2%.  Net income attributable to shareholders increased 66% to $96 million. Reported diluted earnings per share increased 67% to $0.40.

First quarter 2010 and 2009 results included special gains and charges and discrete tax items.  Excluding those items, adjusted first quarter 2010 diluted earnings per share were $0.41, a 24% increase from adjusted first quarter 2009 diluted earnings per share of $0.33, and exceeded our forecasted range of $0.36-$0.40 per share.  Currency translation had a favorable effect on reported and adjusted diluted earnings per share of $0.02 per share in the first quarter of 2010.

Segment review

First quarter 2010 sales for Ecolab’s U.S. Cleaning & Sanitizing operations rose 2% to $632 million.  Kay led sales results with a strong gain, while Healthcare sales were off slightly primarily due to the rebalancing of H1N1-related product trade inventories.  Ecolab’s U.S. Cleaning & Sanitizing operating income increased 11% to $113 million.

U.S. Other Services sales declined 2% to $105 million in the first quarter.  Operating income increased 11% to $15 million.

Sales of Ecolab’s International operations, when measured at fixed currency rates, grew 2% to $700 million in the first quarter.  Asia Pacific, Canada and Latin America enjoyed strong sales growth while Europe/Middle East/Africa recorded a modest sales decline.  Fixed currency operating income increased 46% to $37 million.  When measured at public currency rates, International sales increased 12% and operating income rose 81%.

The Corporate segment includes special gains and charges, which are reported as a separate line item on the income statement. Special gains and charges for the first quarter 2010 of $4 million (both pre- and after-tax) primarily consisted of a charge for the impact on Ecolab’s balance sheet of the Venezuelan currency devaluation.  First quarter 2009 special gains and charges of $34 million included a restructuring charge of $33 million ($21 million after tax) for actions primarily taken to optimize our workforce.  The Corporate segment also includes investments in the development of business systems and other corporate investments we are making as part of our ongoing efforts to improve our efficiency and returns.

The reported income tax rate for the first quarter 2010 was 31.1% and compared with the reported rate of 29.4% for the first quarter 2009.  Excluding the tax rate impact of special gains and charges and discrete tax items, the adjusted effective income tax rate in the first quarter 2010 was 30.6% compared with 31.3% for the same period last year. The decrease in the first quarter adjusted effective tax rate was due primarily to increased benefits from the domestic manufacturing deduction in the U.S. The discrete tax items for 2010 included a $5 million charge due to the passage of the U.S. Patient Protection and Affordable Care Law which changes the tax deductibility related to federal subsidies and resulted in a reduction of the value of the company’s deferred tax assets related to the subsidies. This charge was offset by a $6 million tax benefit from the settlement of an international tax audit.

Ecolab reacquired 3.3 million shares of its common stock during the first quarter under its share repurchase program.

CEO comment

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s Chairman, President and Chief Executive Officer said, “We are off to a good start in 2010.  We once again outperformed our end markets, and through our aggressive sales efforts, cost savings and efficiency actions, we turned in a strong earnings gain that exceeded the top end of our forecasted range.

“We are confident in our prospects for 2010.  Our markets are generally showing expected improvement from 2009’s difficult environment, and we are stepping up our investments to drive growth within them.  These investments include expanding our sales and service force, developing new innovative products and programs that provide better results and lower operating costs for customers, building infrastructure in key geographies to enable faster and more efficient growth and profitability, and looking at new ways to better serve our strong customer base.  We are seeing returns from these investments today and expect much more as they progress, providing not only strong results in 2010 but positioning us for even better results in the years ahead.  We believe we are in solid shape for the year, we continue to make progress on our long term growth initiatives, and we expect to continue delivering superior results for shareholders in 2010 and beyond.”

Business Outlook

2010 — Full Year

Ecolab increased its forecasted range for 2010 earnings.  Ecolab now expects adjusted earnings per share, which exclude special gains and charges and discrete tax items, for the full year ending December 31, 2010 to be in the $2.21 to $2.26 range.  Ecolab’s previous forecasted range was $2.17 to $2.25.

Currently quantifiable special gains and charges for 2010 are expected to be approximately $0.03 per share unfavorable, including $0.02 per share related to the impact on our balance sheet of the Venezuelan currency devaluation   Ecolab expects additional charges may be incurred during the year reflecting efforts to be undertaken to drive efficiencies in the business, though 2010 special gains and charges are expected to be dramatically lower than the $0.24 per share unfavorable reported in 2009.  Future amounts related to discrete tax items for 2010, if any, are not currently quantifiable.

2010 — Second Quarter

Ecolab expects continued sales growth in fixed currencies in the second quarter 2010 over the second quarter 2009; currency translation is expected to have a favorable effect on reported sales.  Gross margins are projected to expand as we recover from the high delivered product cost increases in prior years.  The SG&A ratio will compare against significant cost savings actions made last year and will also include investments we are currently making in people and systems for future growth.  Additionally, we anticipate currency translation to have a favorable impact of $0.01 to $0.02 on second quarter earnings per share.

Our outlook for the second quarter 2010 is as follows:

Gross Margins	50% - 51%

SG&A % of Sales	approx. 38%

Interest expense, net	approx. $15 million

Effective tax rate	30%-31%

Adjusted EPS, excluding special gains and charges	$0.54 - $0.57

Reported second quarter 2009 earnings per share of $0.41 included $0.09 of special gains and charges and discrete tax items (primarily a restructuring charge of $0.08 per share).  Excluding these items, second quarter adjusted diluted earnings per share were $0.50.

With sales of $6 billion and more than 26,000 associates, Ecolab Inc. (NYSE: ECL) is the global leader in cleaning, sanitizing, food safety and infection prevention products and services. Ecolab delivers comprehensive programs and services to the foodservice, food and beverage processing, healthcare, and hospitality markets in more than 160 countries. More news and information is available at www.ecolab.com.

Ecolab will host a live webcast to review the first quarter earnings announcement and earnings guidance today at 1:00 p.m. Eastern Time.  The webcast, along with related presentation slides, will be available to the public on Ecolab’s website at www.ecolab.com/investor.  A replay of the webcast and related materials will be available at that site.

Listening to the webcast requires Internet access, the Windows Media Player, Real Player or other compatible streaming media player.

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP financial measures include fixed currency sales, fixed currency operating income, adjusted effective tax rate, and adjusted diluted earnings per share.  We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

We include in special gains and charges items that are unusual in nature, significant in amount and important to an understanding of underlying business performance. In order to better allow investors to compare underlying business performance period-to-period, we provide adjusted diluted earnings per share, which excludes special gains and charges and discrete tax items.

The adjusted effective tax rate measure promotes period-to-period comparability of the underlying effective tax rate because the amounts excluded do not necessarily reflect costs associated with historical trends or expected future costs.

We evaluate the performance of our International operations based on fixed currency rates of foreign exchange. Fixed currency sales and fixed currency operating income measures eliminate the impact of exchange rate fluctuations on our international sales and operating income, respectively, and promote a better understanding of our sales and operating income trends from underlying business performance.  Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2010.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP, and may be different from non-GAAP measures used by other companies.  Investors should not rely on any single financial measure when evaluating our business.  We recommend that investors view these measures in conjunction with the GAAP measures included in this news release.

This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements concerning our 2010 second quarter and full year financial and business prospects, including estimated sales, gross margins, selling, general and administrative expense, growth investments, interest expense, special gains and charges, effective tax rates, currency translation, end-market economic activity, and adjusted diluted earnings per share. These statements, which represent Ecolab’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements.  We caution that undue reliance should not be placed on Forward-Looking Statements, which speak only as of the date made.

Risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K and include the vitality of the markets we serve; the impact of worldwide economic factors such as the worldwide economy, credit markets, interest rates and foreign currency risk; fluctuations in raw material and delivered product costs; our ability to develop competitive advantages through innovation; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; the ability to acquire complementary businesses and to effectively integrate such businesses; the impact of investments to develop business systems or to optimize our business structure; the costs and effects of complying with laws and regulations relating to the environment and to the manufacture, storage, distribution, sale and use of our products; changes in laws, regulations or accounting standards; public health epidemics; the occurrence of litigation or claims; acts of war, terrorism, severe weather or natural or man-made disasters; the loss or insolvency of a major customer, supplier or distributor; our ability to attract and retain high caliber management talent; and other uncertainties or risks reported from time to time in our reports to the Securities and Exchange Commission.

Except as may be required under applicable law, we undertake no duty to update our Forward-Looking Statements.

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(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

FIRST QUARTER ENDED MARCH 31, 2010

(unaudited)

	First Quarter Ended
	March 31%
(millions, except per share)	2010	2009	Change

Net sales	$1,432.1	$1,348.2	6%

Cost of sales (1)	716.7	707.9	1%
Selling, general and administrative expenses	558.1	516.3	8%
Special gains and charges (1)	3.5	26.5

Operating income	153.8	97.5	58%

Interest expense, net	15.0	15.8	-5%

Income before income taxes	138.8	81.7	70%

Provision for income taxes	43.1	24.0	80%

Net income including noncontrolling interest	95.7	57.7	66%

Less: Net income attributable to noncontrolling interest	0.2	0.3

Net income attributable to Ecolab	$95.5	$57.4	66%

Earnings attributable to Ecolab per common share
Basic	$0.41	$0.24	71%
Diluted	$0.40	$0.24	67%

Weighted-average common shares outstanding
Basic	235.4	236.1	0%
Diluted	239.0	238.1	0%

(1) Special gains and charges in the Consolidated Statement of Income above include the following:

(millions)	2010	2009

Cost of sales
Restructuring	$—	$8.0
Subtotal cost of sales	—	8.0

Special (gains) and charges
Restructuring	—	24.7
Venezuela currency devaluation	4.2	—
Business structure and optimization	0.6	1.0
Business write-downs and closures	(1.0)	—
Other items	(0.3)	0.8
Subtotal special (gains) and charges	3.5	26.5

Total	$3.5	$34.5

ECOLAB INC.

OPERATING SEGMENT INFORMATION

FIRST QUARTER ENDED MARCH 31, 2010

(unaudited)

	First Quarter Ended
	March 31%
(millions)	2010	2009	Change

Net Sales
United States
Cleaning & Sanitizing	$632.3	$622.9	2%
Other Services	104.7	107.1	-2%
Total	737.0	730.0	1%
International	699.6	683.5	2%
Subtotal at fixed currency rates	1,436.6	1,413.5	2%
Effect of foreign currency translation	(4.5)	(65.3)
Consolidated	$1,432.1	$1,348.2	6%

Operating Income
United States
Cleaning & Sanitizing	$113.4	$102.6	11%
Other Services	14.6	13.2	11%
Total	128.0	115.8	11%
International	37.2	25.4	46%
Corporate	(11.9)	(39.1)
Subtotal at fixed currency rates	153.3	102.1	50%
Effect of foreign currency translation	0.5	(4.6)
Consolidated	$153.8	$97.5	58%

Note: The Corporate segment includes special gains and charges reported on the Consolidated Statement of Income as well as investments in the development of business systems and other business efficiency investments.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

	March 31	December 31	March 31
(millions)	2010	2009	2009
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$85.3	$73.6	$79.5
Accounts receivable, net	950.2	1,016.1	913.3
Inventories	468.9	493.4	467.6
Deferred income taxes	86.2	83.9	92.6
Other current assets	127.7	147.2	130.1
Total current assets	1,718.3	1,814.2	1,683.1

Property, plant and equipment, net	1,141.8	1,176.2	1,114.0
Goodwill, net	1,342.2	1,414.1	1,260.8
Other intangible assets, net	295.6	312.5	317.6
Other assets	271.3	303.9	328.3

Total assets	$4,769.2	$5,020.9	$4,703.8

Liabilities and Equity
Current liabilities
Short-term debt	$361.1	$98.5	$420.6
Accounts payable	316.0	360.9	308.9
Compensation and benefits	231.9	302.1	213.9
Income taxes	30.9	21.8	32.3
Other current liabilities	430.1	466.9	445.7
Total current liabilities	1,370.0	1,250.2	1,421.4

Long-term debt	677.9	868.8	797.8
Postretirement health care and pension benefits	581.2	603.7	636.3
Other liabilities	271.6	288.6	256.2

Ecolab shareholders’ equity
Common stock	330.3	329.8	328.0
Additional paid-in capital	1,198.9	1,179.3	1,100.4
Retained earnings	2,957.1	2,898.1	2,641.4
Accumulated other comprehensive loss	(307.7)	(232.9)	(379.9)
Treasury stock	(2,317.9)	(2,173.4)	(2,105.0)
Total Ecolab shareholders’ equity	1,860.7	2,000.9	1,584.9
Noncontrolling interest	7.8	8.7	7.2
Total equity	1,868.5	2,009.6	1,592.1

Total liabilities and equity	$4,769.2	$5,020.9	$4,703.8

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2009	2009	2009	2009	2009	2009	2009
Diluted earnings per share, as reported (U.S. GAAP)	$0.24	$0.41	$0.65	$0.60	$1.26	$0.48	$1.74

Adjustments:
Special (gains) and charges (1)	0.09	0.08	0.18	0.02	0.20	0.04	0.24
Tax expense (benefits) (2)	0.00	(0.00)	(0.00)	(0.02)	(0.02)	0.02	(0.00)

Adjusted diluted earnings per share	$0.33	$0.50	$0.83	$0.61	$1.44	$0.55	$1.99

First
Quarter
Ended
Mar. 31
2010
Diluted earnings per share, as reported (U.S. GAAP)	$0.40

Adjustments:
Special (gains) and charges (3)	0.02
Tax expense (benefits) (4)	(0.00)

Adjusted diluted earnings per share	$0.41

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special gains and charges for 2009 include restructuring charges of $20.9 million, $18.9 million, $4.4 million and $7.8 million, net of tax, in the first, second, third and fourth quarter, respectively.  Special gains and charges for 2009 also includes other items, net of tax.

(2) Third quarter 2009 tax benefits primarily include discrete tax benefits related to our 2005 Federal tax return.  Fourth quarter 2009 discrete tax expense primarily includes the impact of international tax costs from optimizing our business structure.

(3) Special gains and charges for 2010 include a $4.4 million charge, net of tax, related to currency devaluation in Venezuela, partially offset by other items, net of tax.

(4) First quarter 2010 tax benefits include discrete tax benefits related to tax audit settlement in Germany, partially offset by discrete tax expense related to the impact of a change in Medicare prescription drug benefit tax deductions.